PURCHASE AND SALE AGREEMENT

                                  by and among

                          APS HEALTHCARE BETHESDA, INC.

                                CC HOLDINGS, LLC,

                         INNOVATIVE RESOURCE GROUP, LLC

                                       AND

                               COBALT CORPORATION

                            EFFECTIVE MARCH 29, 2002

                                TABLE OF CONTENTS

                                                                            Page

1.  SALE OF INTEREST TO APS...................................................1
    1.1.     Member Interest to be Purchased..................................1
    1.2.     Purchase Price...................................................1
    1.3.     Payment of Purchase Price........................................1

2.  REPRESENTATIONS AND WARRANTIES OF CC HOLDINGS AND IRG.....................2
    2.1.     Authority of CC Holdings.........................................2
    2.2.     Authority of IRG and CNR.........................................2
    2.3.     Subsidiaries.....................................................3
    2.4.     No Violation.....................................................3
    2.5.     Financial Statements.............................................4
    2.6.     Tax Matters......................................................4
    2.7.     Accounts Receivable..............................................4
    2.8.     Insurance Policies; Bank Accounts................................5
    2.9.     Absence of Certain Changes.......................................5
    2.10.    Absence of Undisclosed Liabilities...............................6
    2.11.    No Litigation....................................................6
    2.12.    Compliance With Laws.............................................6
    2.13.    Certain Business Practices.......................................7
    2.14.    Fraud and Abuse..................................................7
    2.15.    Title to and Condition of Properties.............................7
    2.16.    Contracts and Commitments........................................8
    2.17.    Cobalt's Relationships to IRG...................................10
    2.18.    Employee Benefit Plans..........................................10
    2.19.    Trade Rights....................................................11
    2.20.    Proprietary Information of Third Parties........................12
    2.21.    No Broker or Finder.............................................12
    2.22.    Disclosure......................................................12

3.  REPRESENTATIONS AND WARRANTIES OF APS....................................12
    3.1.     Corporate.......................................................13
    3.2.     Authority.......................................................13
    3.3.     No Violation....................................................13
    3.4.     No Litigation...................................................13
    3.5.     Financing.......................................................13
    3.6.     No Broker or Finder.............................................14
    3.7.     Disclosure......................................................14

4.  COVENANTS OF CC HOLDINGS, IRG AND COBALT.................................14
    4.1.     IRG Action......................................................14
    4.2.     Service Agreements..............................................17

    4.3.     Assignment and Assumption of 300 N. Executive Drive Lease.......19
    4.4.     Sublease Agreement..............................................19
    4.5.     Furniture.......................................................19
    4.6.     Telephones, Routers and Switches................................19
    4.7.     Disclosure Schedule.............................................20
    4.8.     Insurance.......................................................20
    4.9.     Cooperation on Tax Matters......................................20
    4.10.    Responsibility for Tax Audit Liabilities........................20
    4.11.    Medical Data License............................................20
    4.12.    Employee Matters................................................20
    4.13.    Closing Date Balance Sheet......................................21

5.  COVENANTS OF APS.........................................................22
    5.1.     Assignment and Assumption of 300 N. Executive Drive Lease.......22
    5.2.     Sublease Agreement..............................................22
    5.3.     Severance.......................................................22
    5.4.     Financing Amendments............................................23
    5.5.     Cooperation on Tax Matters......................................23

6.  CONDITIONS PRECEDENT TO APS' OBLIGATIONS.................................23
    6.1.     Representations and Warranties True on the Closing Date.........23
    6.2.     Compliance With Agreement.......................................23
    6.3.     Absence of Suit.................................................24
    6.4.     Consents and Approvals..........................................24
    6.5.     Board of Directors Approval.....................................24

7.  CONDITIONS PRECEDENT TO CC HOLDINGS' OBLIGATIONS.........................24
    7.1.     Representations and Warranties True on the Closing Date.........24
    7.2.     Compliance With Agreement.......................................24
    7.3.     Absence of Suit.................................................24

8.  CLOSING..................................................................24
    8.1.     Documents to be Delivered by CC Holdings........................25
    8.2.     Documents to be Delivered by APS................................26

9.  INDEMNIFICATION..........................................................27
    9.1.     By Cobalt and CC Holdings.......................................27
    9.2.     By APS..........................................................27
    9.3.     Conditions of Indemnification...................................28
    9.4.     Limitations on Indemnification..................................28

10. TERMINATION AND ABANDONMENT..............................................29
    10.1.    Termination Events..............................................29

11. MISCELLANEOUS............................................................30
    11.1.    Disclosure Schedule.............................................30

    11.2.    Materiality.....................................................30
    11.3.    Knowledge.......................................................30
    11.4.    Further Assurance...............................................30
    11.5.    Successors and Assigns..........................................30
    11.6.    Law Governing Agreement.........................................30
    11.7.    Severability....................................................30
    11.8.    Amendment and Modification......................................31
    11.9.    Notice..........................................................31
    11.10.   Announcements...................................................32
    11.11.   Expenses........................................................32
    11.12.   Entire Agreement................................................32
    11.13.   Counterparts....................................................32
    11.14.   Headings........................................................32

                           PURCHASE AND SALE AGREEMENT

         This Purchase And Sale Agreement (this "Agreement"), is entered into effective March 29, 2002, by and among APS Healthcare Bethesda, Inc., a corporation organized and existing under the laws of the State of Iowa ("APS"), CC Holdings, LLC, a limited liability company organized and existing under the laws of the State of Wisconsin ("CC Holdings"), Innovative Resource Group, LLC, a limited liability company organized and existing under the laws of the State of Wisconsin ("IRG"), and Cobalt Corporation, a corporation organized and existing under the laws of the State of Wisconsin ("Cobalt"), as to Sections 4.1(b)(xv), 4.2, 4.4, 4.6, 4.8, 4.11, 4.12(e), 9, 10 and 11.

                                    RECITALS

         WHEREAS, IRG is engaged in the business of contracting with insurance carriers, health maintenance organizations, employers, government agencies and other third party payors to provide certain behavioral health management and administration, medical management, EAP, workers compensation, consulting and/or pharmacy services to such payors and the policyholders, members, employees and other individuals who are covered under the policies and plans of such payors;

         WHEREAS, CC Holdings owns all of the membership and voting interests of IRG;

         WHEREAS, Cobalt owns all of the issued and outstanding stock of CC Holdings' parent corporation, Compcare Health Services Insurance Corporation ("Compcare"); and

         WHEREAS, APS desires to purchase from CC Holdings, and CC Holdings desires to sell to APS, all of the interests of IRG on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the payments and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.       SALE OF INTEREST TO APS

         1.1. Member Interest to be Purchased. On the Closing Date (as defined in Section 8), CC Holdings shall sell, assign, transfer and convey to APS all of its right, title and interest in all of the membership and voting interests of IRG (the "Member Interest"), free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability, by delivering to APS a duly executed assignment(s) or certificate(s) evidencing the Member Interest duly endorsed in blank by CC Holdings.

         1.2. Purchase Price. The price at which CC Holdings will sell and APS will purchase the Member Interest shall be Twenty-Seven Million Dollars ($27,000,000.00).

         1.3. Payment of Purchase Price. The purchase price specified in Section
1.2 shall be paid on the Closing Date by APS delivering to CC Holdings the following:

         (a) the sum of Seventeen Million Dollars ($17,000,000.00) in the form of a certified or bank cashier's check payable to CC Holdings or, at CC Holdings' option, by wire transfer of immediately available funds to an account designated by CC Holdings (the "Cash"); and

         (b) a promissory note in the amount of Ten Million Dollars ($10,000,000.00) made by APS for the benefit of CC Holdings in the form attached hereto as Exhibit A to this Agreement (the "Note").

2.       REPRESENTATIONS AND WARRANTIES OF CC HOLDINGS AND IRG

         CC Holdings and IRG make the following representations and warranties to APS, each of which is true and correct on the date hereof and shall remain true and correct to and including the Closing Date, except as disclosed in the Disclosure Schedule delivered to APS at the time of the execution of this Agreement.

         2.1. Authority of CC Holdings.

         (a) Power. CC Holdings has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereunder and thereunder.

         (b) Authorization. The execution and delivery of this Agreement and the Ancillary Instruments, and full performance thereunder, have been duly authorized by the members and/or managers of CC Holdings, and no other or further act on the part of CC Holdings or IRG is necessary therefor.

         (c) Validity. This Agreement has been duly and validly executed and delivered by CC Holdings and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of CC Holdings, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         (d) Title. As of the date hereof, CC Holdings is the record owner and holder of the Member Interest, all of which is fully paid and non-assessable. CC Holdings will continue to own all of the Member Interest until the delivery thereof to APS on the Closing Date. Except for this Agreement and that certain Operating Agreement, dated December 28, 2000, by and between CC Holdings (as the successor sole member of IRG) and IRG (the "Operating Agreement"), there are no outstanding options, contracts, commitments, agreements or demands of any character relating to the Member Interest, and the Member Interest is or will be on the Closing Date owned free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability.

         2.2. Authority of IRG and CNR.

         (a) Member Interest. The Member Interest constitutes and represents all of the membership and voting interests of IRG.

         (b) Organization. IRG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wisconsin. CNR Partners, Inc., a Texas corporation and a wholly owned subsidiary of IRG ("CNR"), is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

         (c) Power. IRG and CNR have all requisite power and authority to (i) own, operate and lease their respective properties and to carry on their businesses as and where such is now being conducted and (ii) enter into the Ancillary Instruments (and in the case of IRG to enter into this Agreement) and to carry out the transactions contemplated thereunder (and hereunder).

         (d) Qualification. Except as set forth on Schedule 2.2(d) of the Disclosure Schedule, IRG and CNR are duly licensed or qualified to do business and in good standing in each jurisdiction wherein the character of the properties owned or leased by them respectively, or the nature of their respective businesses, makes such licensing or qualification necessary. The states in which IRG and CNR are licensed or qualified to do business are listed in Schedule 2.2(d) of the Disclosure Schedule.

         2.3. Subsidiaries. As of the date hereof, IRG is the record owner and holder of all of the issued and outstanding shares of CNR (the "Shares"), all of which are fully paid and non-assessable. IRG will continue to own all of the Shares through the Closing. Except for this Agreement, there are no outstanding options, contracts, commitments, agreements or demands of any character relating to the Shares, and the Shares are or will be on the Closing Date owned free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability. Other than its ownership of CNR, IRG does not own any interest in any corporation, limited liability company, partnership or proprietorship (other than publicly traded companies in which IRG owns less than five percent (5%) of the issued and outstanding equity interest).

         2.4. No Violation. Except as set forth on Schedule 2.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Ancillary Instruments, nor the consummation by CC Holdings and IRG of the transactions contemplated hereunder and thereunder (a) will violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (b) will require any authorization, consent, approval, exemption or other action by or notice to any third party, including, without limitation, any governmental entity, or (c) subject to obtaining the consents referred to in Schedule 2.4 of the Disclosure Schedule, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets of IRG or CNR under, any term or provision of the articles of organization of IRG, the Operating Agreement, the articles of organization or operating agreement of CC Holdings, the articles of incorporation or bylaws of CNR, or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which CC Holdings, IRG or CNR are parties or by which CC Holdings, IRG or CNR or any of their assets or properties may be bound or affected.

         2.5. Financial Statements(a) . Included as Schedule 2.5 of the Disclosure Schedule are true and complete copies of the unaudited financial statements of IRG and its predecessor companies consisting of balance sheets as of December 31, 1999, 2000 and 2001, and the related unaudited statements of income and statements of changes in equity for the years then ended. All of such financial statements are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, have been prepared in accordance with the books and records of IRG and its predecessor companies, and fairly present, in accordance with generally accepted accounting principles, the financial position and the results of operations of IRG and its predecessor companies as of the dates and for the years and period indicated.

         2.6. Tax Matters.

         (a) For Taxes. Except as provided in Section 4.10 of this Agreement, the provision made for taxes on the balance sheet dated December 31, 2001 included in the Disclosure Schedule is sufficient, in the aggregate, for the payment of all ad valorem, excise, profit, income, franchise, occupation, property, sales, use, gross receipts and other taxes and assessments of CNR, IRG and IRG's predecessor companies (where the liability for such taxes and assessments was acquired by IRG), whether or not disputed at such date, and for all years and periods prior thereto. Since December 31, 2001, neither IRG nor CNR has incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with the past practices of IRG and CNR, respectively.

         (b) Tax Returns Filed. Except as set forth on Schedules 2.6(b) and 2.6(c) of the Disclosure Schedule, all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of CNR, IRG and IRG's predecessor companies (where the liability to file such returns was acquired by IRG) have been filed, and were true, correct and complete when filed, and the taxes required thereunder have been paid or adequately accrued, in the aggregate, by inclusion in the provision for taxes on the balance sheet dated December 31, 2001 included in the Disclosure Schedule.

         (c) Tax Audits. Except as set forth on Schedule 2.6(c), neither IRG nor CNR has received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid.

         (d) Consolidated Group. Schedule 2.6(d) of the Disclosure Schedule lists every year since 1997 that CNR, IRG and Innovative Resource Group, Inc., the predecessor to IRG, were part of a group that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and any corporation that has been part of such group.

         (e) Tax Status of IRG. Since its formation, IRG has been taxed, for federal income tax purposes, as an entity disregarded from its owner.

         2.7. Accounts Receivable. All accounts receivable (net of reserves for doubtful accounts, as determined in accordance with past practices and generally accepted accounting principles) of IRG reflected on (a) the balance sheet dated December 31, 2001 included in the

Disclosure Schedule and (b) the Estimated Closing Date Balance Sheet and the Final Closing Date Balance Sheet represent obligations arising from sales actually made or services actually performed in the ordinary course of business. Such accounts receivable are, to CC Holdings' and IRG's knowledge, collectible in the ordinary course of business net of the reserves for doubtful accounts shown on the respective balance sheets, which reserves have been or will be determined in accordance with past practices and generally accepted accounting principles, and will not represent a material adverse change in the composition of such accounts receivable in terms of aging. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor in respect of any such accounts receivable relating to the amount or validity thereof. For purposes of this Section 2.7, "ordinary course of business" shall mean the ordinary and customary conduct of the business of IRG consistent in all respects with its own past practices, policies and procedures and customary practice in the industry.

         2.8. Insurance Policies; Bank Accounts. IRG has provided or made available to APS copies of all policies of insurance maintained by IRG or under which IRG has coverage, and Schedule 2.8 of the Disclosure Schedules contains a list of each bank in which IRG has an account or safe deposit box, the name and number of each such account or box and the names of all persons authorized to draw thereon or who have access thereto, with the amounts they are authorized to draw.

         2.9. Absence of Certain Changes. Except as and to the extent set forth in Schedule 2.9 of the Disclosure Schedule or as otherwise expressly required or permitted under this Agreement, since December 31, 2001, there has not been:

         (a) No Adverse Change. Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of IRG or CNR;

         (b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting IRG's or CNR's business or properties;

         (c) No Increase in Compensation. Any material increase in the compensation, salaries or wages payable or to become payable to any employee of IRG or CNR, or any bonus or other employee benefit granted, made or accrued, other than (i) as set forth in Schedule 2.16(c) of the Disclosure Schedule, (ii) as required under any of the Plans (as defined in Section 2.18) or (iii) in the ordinary course of business or pursuant to pre-existing plans;

         (d) No Commitments. Any material commitment or transaction by IRG or CNR (including, without limitation, any borrowing or capital expenditure);

         (e) No Redemptions, Purchases or Acquisitions. Any (i) redemption, purchase or other acquisition by IRG of the Member Interest, or any portion thereof or any security relating thereto; or (ii) any other payment (other than a distribution in respect of the Member Interest) to any member of IRG;

         (f) No Disposition of Property. Any material sale, lease or other transfer or disposition of any properties or assets of IRG or CNR;

         (g) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by IRG or CNR;

         (h) No Liens. Any mortgage, pledge, lien or encumbrance made on any material portion of the properties or assets of IRG or CNR, other than liens arising in the ordinary course of business;

         (i) No Amendment of Contracts. Any entering into, amendment or termination by IRG or CNR of any Material Contract (as defined in Section 2.16(b));

         (j) No Unusual Events. Any other material event or condition in the business of IRG or CNR.

         2.10. Absence of Undisclosed Liabilities. Except as set forth in Schedules 2.6(c) and 2.10 of the Disclosure Schedule, or as provided in Section
4.10 of this Agreement, IRG has no material liability of any nature except contractual liabilities (whether absolute, accrued, contingent or otherwise), including, without limitation, liabilities for federal state, local or foreign taxes, other than (a) liabilities for which full provision has been made on the balance sheet dated December 31, 2001 included in the Disclosure Schedule or which have been otherwise disclosed to APS and (b) other liabilities arising since December 31, 2001 in the ordinary course of business and consistent with past practice which are not inconsistent with the representations, warranties and covenants of CC Holdings and IRG or any other provision of this Agreement or the Ancillary Instruments.

         2.11. No Litigation. Except as set forth in Schedule 2.11 of the Disclosure Schedule, there is no action, suit, arbitration proceeding, investigation or inquiry pending or, to CC Holdings' or IRG's knowledge, threatened against IRG or CNR or any of their assets.

         2.12. Compliance With Laws.

         (a) Compliance. Except as set forth in Schedule 2.12(a) of the Disclosure Schedule or where the failure to comply would not have a material adverse effect, each of IRG and CNR (including its operations, practices, properties and assets) is in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations, including without limitation, those applicable to business operations, employment practices, retirement and the environment. Except as set forth in Schedule 2.12(a), neither IRG nor CNR has received notice of any violation or alleged violation of any federal, state, local or foreign laws, ordinances, orders, rules or regulations.

         (b) No Environmental Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to CC Holdings' or IRG's knowledge, threatened against IRG or CNR relating in any way to pollution or protection of the environment or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

         (c) Continued Compliance With Environmental Laws. Except as set forth in Schedule 2.12(c) of the Disclosure Schedule, to CC Holdings' and IRG's knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents or actions of IRG or CNR which may materially interfere with or prevent compliance or continued compliance by IRG or CNR with any federal, state or local law pertaining to pollution or protection of the environment or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

         (d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of IRG or CNR is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to CC Holdings' and IRG's knowledge has any such condemnation, expropriation or taking been proposed.

         2.13. Certain Business Practices. Neither IRG nor CNR has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any other payment prohibited by applicable law or (d) authorized or directed any of its directors, officers, agents or employees to do any of the foregoing.

         2.14. Fraud and Abuse. None of CC Holdings, IRG or CNR, and none of their respective officers and directors, and, to the knowledge of CC Holdings or IRG, any persons who provide professional services under agreements with IRG or CNR, have engaged in any activities on behalf of or attributable to either IRG or CNR which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. ss. 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid.

         2.15. Title to and Condition of Properties.

         (a) Marketable Title. IRG and CNR have good and marketable title to all of their respective assets, business and properties reflected in the balance sheet dated December 31, 2001 included in the Disclosure Schedule, free and clear of all mortgages, liens, claims, pledges or encumbrances of any nature whatsoever except those described in Schedule 2.15(a) of the

Disclosure Schedule, liens for the taxes not yet due or which are being contested in good faith by appropriate proceedings, municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized. None of the assets, business or properties are subject to any restrictions with respect to the transferability thereof.

         (b) Assets Necessary to Business. Except as set forth in Schedules 2.15(b) and 2.19 of the Disclosure Schedule, IRG and CNR presently have and immediately prior to the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, necessary to carry on their respective businesses as presently conducted.

         (c) Condition. Except for the physical medical system, which is run on software that is no longer supported by the seller/licensor, all property and assets utilized by IRG and CNR are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of IRG and CNR), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the respective businesses of IRG and CNR as conducted during the preceding twelve (12) months.

         2.16. Contracts and Commitments.

         (a) Real Property Leases. Except as set forth in Schedule 2.16(a) of the Disclosure Schedule, neither IRG nor CNR leases any real property.

         (b) Material Contracts. Except as set forth in Schedules 2.16(a), 2.16(b), 2.16(c), 2.17(a), 2.17(b) and 2.18(a) of the Disclosure Schedule,
neither IRG nor CNR is a party to any lease (including any personal property lease), contract or commitment of any nature involving consideration or other expenditure on the part of either of them in excess of One Hundred Thousand Dollars ($100,000.00), or involving performance by either of them over a period of more than twelve (12) months (in each case a "Material Contract").

         (c) Contracts With Employees. Except as set forth in Schedules 2.16(c) and 2.18(a) of the Disclosure Schedule, neither IRG nor CNR has any employment agreements, or any agreements that contain any severance or termination pay, liabilities or obligations, or any bonus, vacation, deferred compensation, stock purchase, stock option, profit sharing, pension, retirement or other employee benefit plans. Schedule 2.16(c) contains the name of each IRG and CNR employee and his or her current rate of pay.

         (d) Insider Arrangements. No present officer, director or employee of CC Holdings, IRG or CNR (i) owns, directly or indirectly, in whole or in part, any of the properties used in the respective businesses of IRG and CNR, (ii) has received a loan or advance from IRG or CNR which is currently outstanding, (iii) has any other business relationship with IRG or CNR other than in his or her capacity as an officer, director or employee. No present officer, director, or employee of CC Holdings, IRG or CNR owns, in whole or in part, directly or indirectly, any interest in excess of five percent (5%) in, or controls, or is an employee, officer, director, or partner of, or participant in, or consultant to, any corporation, association, partnership, limited partnership, joint venture, or other entity which is a competitor of IRG or CNR.

         (e) Exclusivity Arrangements. Except as set forth in Schedule 2.16(e) of the Disclosure Schedule, neither IRG nor CNR is a party to any exclusive client contracts, partnership agreements or alliance agreements in favor of third parties.

         (f) Negative Covenants. Except as set forth in Schedule 2.16(f) of the Disclosure Schedule, neither IRG nor CNR is a party to any contract or arrangement relating to IRG or IRG's business or CNR or CNR's business, which contract or arrangement contains a clause or provision which is, or could be construed as, a negative covenant relating to the conduct of the business of IRG or CNR, as the case may be.

         (g) Loan Agreements. Except as set forth in Schedule 2.16(g) of the Disclosure Schedule, neither IRG nor CNR is obligated under any loan agreement, promissory note or other evidence of indebtedness as a signatory, guarantor or otherwise.

         (h) Guarantees. Except as set forth in Schedule 2.16(h) of the Disclosure Schedule, neither IRG nor CNR has guaranteed the payment or performance of any other person, firm or corporation.

         (i) No Default. Neither IRG nor CNR is in default under any lease, contract or commitment, nor has any event occurred, which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of IRG's or CNR's obligations or result in the creation of any lien, encumbrance or restriction on any of the assets of IRG or CNR. To CC Holdings' and IRG's knowledge (i) no third party is in default under any lease, contract or commitment to which IRG or CNR is a party and (ii) no event by a third party has occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder.

         (j) Performance. Except as set forth in Schedule 2.16(j) or where failure to do so would not have a material adverse effect, each of IRG and CNR has processed all claims under each contract with respect to which IRG or CNR performs claims processing services in accordance with the terms contained therein.

         (k) Provider Agreements. IRG has the express authority to contractually bind the behavioral health service providers with whom it contracts to provide mental health and substance abuse services (the "Network Providers") to the terms and conditions contained in the Service Agreements (as defined in Section 4.2(a) of this Agreement). Each Network Provider holds all licenses and/or certifications issued by the State of Wisconsin, or any other state(s) law(s), as necessary to perform the services required of it under any of the Service Agreements. Each Network Provider that provides any services required under the Service Agreements:

                  (i) Meets the IRG credentialing standards provided in the Service Agreement(s) under which such Network Provider provides services;

                  (ii) Is prohibited from billing or collecting payment from Covered Persons for Covered Services (both as defined in the Service Agreements) except applicable copayments, coinsurance or deductibles;

                  (iii) Maintains medical malpractice insurance as required by the laws of the State of Wisconsin, or any other applicable state(s) laws, which insurance provides coverage for providers and provider's staff, agents and employees, as appropriate; and

                  (iv) Is obligated to provide IRG evidence of such required insurance upon IRG's request, and to notify IRG in writing of any restriction, change, cancellation or termination of any of such required insurance within ten (10) after the occurrence of any such restriction, change, cancellation or termination.

Each of IRG's current contracts with a Network Provider that will provide any services required under the Service Agreements obligates such Network Provider to continue to meet the requirements enumerated in Sections 2.16(k)(i), 2.16(k)(ii), 2.16(k)(iii) and 2.16(k)(iv) above.

         2.17. Cobalt's Relationships to IRG.

         (a) Contracts With Cobalt. All leases, contracts, agreements or other arrangements between IRG or CNR, on the one hand, and Cobalt or any entity in which Cobalt has any interest (except through ownership of securities listed on a national securities exchange), on the other hand, are listed on Schedule 2.17(a) of the Disclosure Schedule.

         (b) Obligations. Other than any obligations contained in any of the leases, contracts, agreements or other arrangements listed on Schedule 2.17(a) of the Disclosure Schedule, all obligations of Cobalt or any entity in which Cobalt has any interest (except through ownership of securities listed on a national securities exchange), to IRG or CNR, and all obligations of IRG or CNR to any such persons or entities, are listed on Schedule 2.17(b) of the Disclosure Schedule.

         2.18. Employee Benefit Plans.

         (a) Disclosure. Schedule 2.18(a) of the Disclosure Schedule lists all employee benefit plans or arrangements sponsored by IRG or CNR, or under which or to which IRG or CNR currently contributes (the "Plans"). IRG has provided or made available to APS copies of (i) the Plans, and all amendments thereto, including applicable trust documents or other funding arrangements, (ii) all reports filed within the last three years with respect to the Plans with the United States Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation and any other federal or state regulatory agency,
(iii) all current summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any of the Plans, (iv) all actuarial, accounting and/or financial reports prepared with respect to any of the Plans within the last three years, and (v) all currently effective Internal Revenue Service rulings or determination letters with respect to the Plans. Whenever applicable, the Plans have been, and up to the Closing Date shall continue to be, maintained in material compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable federal and state laws and regulations. None of the Plans, nor any trust established thereunder, shall be amended or terminated prior to the Closing Date, except as may be required as a condition to the issuance of a favorable determination letter by the Internal Revenue Service, or as otherwise may be required to comply with the requirements of applicable laws.

         (b) No Penalties. Neither IRG, CNR, the Plans, nor any trustee or administrator of any of the Plans has engaged in a transaction in connection with which IRG could be subject to either a civil penalty assessed pursuant to
Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code. No "reportable event," as that term is defined in ERISA, will occur with respect to any of the Plans as a result of the transactions contemplated herein.

         (c) Pension Plans. The employee pension benefit plans as such term is defined in ERISA, if any, listed in the Disclosure Schedule which are intended to be qualified under Section 401(a) of the Code (collectively the "Pension Plans") at all times have qualified as tax-exempt plans under Section 401(a) of the Code, as amended, and the trusts which are a part of such Pension Plans at all times have qualified as tax-exempt trusts under Section 501(a) of the Code. All such Pension Plans and trusts shall continue to so qualify up to the Closing Date.

         (d) Full Payment. All contributions required of IRG and CNR under the Plans (other than contributions not yet due) have been made in full.

         (e) Multi-Employer Plans. Neither IRG nor CNR has ever participated in or contributed to a "multi-employer" plan within the meaning of Title IV of ERISA.

         (f) Litigation. There are no actions, suits or claims (other than routine claims for benefits) pending, or to the knowledge of CC Holdings or IRG, threatened against any of the Plans.

         2.19. Trade Rights. Schedule 2.19 of the Disclosure Schedule lists all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights (collectively "Trade Rights"), and all applications for such which are in the process of being prepared, which are owned by, or are registered in the name of IRG or CNR, or of which IRG or CNR is a licensor or licensee, or in which IRG or CNR has any right. Except as set forth in Schedule 2.19 of the Disclosure Schedule or where failure to do so would not have a material adverse effect, (a) IRG or CNR, as the case may be, owns or possesses adequate licenses or other rights to use all of the Trade Rights necessary to the conduct of its business as conducted, (b) no claim is pending, or to the knowledge of CC Holdings and IRG threatened, to the effect that the operations of IRG or CNR infringe upon or conflict with the asserted rights of any other person under any Trade Rights, and, to the knowledge of CC Holdings and IRG, there is no basis for any such claim (whether or not pending or threatened), (c) no claim is pending, or to the knowledge of CC Holdings and IRG threatened, to the effect that any Trade Rights owned or licensed by IRG or CNR or which IRG or CNR otherwise has the right to use, is invalid or unenforceable by IRG, and there is no known basis for any such claim (whether or not pending or threatened), (d) all technical information developed by and belonging to IRG and CNR has been patented or has been kept confidential by IRG or has otherwise been established as a trade secret, (e) neither IRG nor CNR has granted or assigned to any other person or entity any right to sell or produce the products or proposed products or provide the services or proposed services of IRG or CNR, as the case may be, and (f) no officer, director or employee of CNR, IRG or CC Holdings has an ownership interest in any of the Trade Rights.

         2.20. Proprietary Information of Third Parties. To the knowledge of CC Holdings and IRG, no third party has claimed or has any reason to claim that any person employed by or affiliated with IRG has: (a) violated or may be violating any of the material terms or conditions of his or her employment, non-competition, or non-disclosure agreement with such third party or (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party in violation of law or in breach of any agreement. To the knowledge of CC Holdings and IRG, no third party has requested information from IRG or CNR that suggests that such a claim might be contemplated. To the knowledge of CC Holdings and IRG, no person employed by or affiliated with IRG or CNR has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer in violation of such former employer's legal or contractual rights, and no person employed by or affiliated with IRG or CNR has violated any confidential relationship which such person may have had with any third party in connection with the development or sale of any product or proposed product or the development or sale of any service or proposed service of IRG or CNR, and CC Holdings and IRG have no reason to believe there will be any such violation. To the knowledge of CC Holdings and IRG, none of the execution, delivery or performance of this Agreement, or the carrying on of the business of IRG or CNR as officers, employees, or agents by any officer, director, or key employee or affiliated person of IRG or CNR or the conduct of the businesses of IRG or CNR, will result in a material breach of the terms, conditions, or provisions of, or constitute a default under any material contract, covenant, or instrument under which any such person is obligated.

         2.21. No Broker or Finder. None of CC Holdings, IRG or CNR, nor any of their respective directors, officers, employees or members have retained any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

         2.22. Disclosure. No representation or warranty by CC Holdings in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of CC Holdings pursuant to this Agreement, nor any document or certificate delivered to APS pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading. All statements and information contained in any certificate, instrument or document delivered by or on behalf of CC Holdings pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by CC Holdings hereunder.

3.       REPRESENTATIONS AND WARRANTIES OF APS

         APS makes the following representations and warranties to CC Holdings, each of which is true and correct on the date hereof and shall remain true and correct to and including the Closing Date, except as disclosed in the Disclosure Schedule delivered to CC Holdings at the time of the execution of this Agreement.

         3.1. Corporate.

         (a) Organization. APS is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa.

         (b) Corporate Power. APS has all requisite corporate power to enter into this Agreement and the Ancillary Instruments and to carry out the transactions contemplated hereunder and thereunder.

         3.2. Authority. Subject to obtaining the requisite authorization of the Board of Directors of APS, no other corporate act or proceeding on the part of APS or its stockholders is necessary to authorize this Agreement or the Ancillary Instruments or the consummation of the transactions contemplated hereunder and thereunder. Following the requisite authorization of the Board of Directors of APS, this Agreement will constitute, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of APS, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         3.3. No Violation. Except as set forth on Schedule 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Ancillary Instruments, nor the consummation by APS of the transactions contemplated hereunder and thereunder (a) will violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (b) will require any authorization, consent, approval, exemption or other action by or notice to any third party, including, without limitation, any governmental entity or (c) subject to obtaining the consents referred to in
Schedule 3.3 of the Disclosure Schedule, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets of APS under, any term or provision of the articles of incorporation or bylaws of APS, or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which APS is a party or by which APS or any of its assets or properties may be bound or affected.

         3.4. No Litigation. Except as set forth in Schedule 3.4 of the Disclosure Schedule, there is no action, suit, arbitration proceeding, investigation or inquiry pending or, to APS' knowledge, threatened against APS or any of its affiliates, or the assets, officers or directors of any of them, relating to, or arising out of or in connection with, this Agreement, the Ancillary Instruments, or the transactions contemplated hereunder or thereunder, or seeking to restrain, prevent or change such transactions, questioning the validity or legality of any such transactions, or seeking damages in connection with any such transactions.

         3.5. Financing. APS has a comittment for any and all loans necessary for it to perform its obligations under, and consummate the transactions contemplated in, this Agreement, including, without limitation, delivery of the Cash and the Note required under Section 8.2(a) of this Agreement.

         3.6. No Broker or Finder. Except for Angler West Consultants, Inc., the commissions, fees, costs and other expenses of which or associated therewith shall be the responsibility of and shall be paid by APS, neither APS nor any of its affiliates, nor any of their respective directors, officers, employees, shareholders, members or managers have retained any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

         3.7. Disclosure. No representation or warranty by APS in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the APS pursuant to this Agreement, nor any document or certificate delivered to CC Holdings pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument or document delivered by or on behalf of APS pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by APS hereunder.

4.       COVENANTS OF CC HOLDINGS, IRG AND COBALT

         4.1. IRG Action. CC Holdings and IRG covenant and agree to cause the following:

         (a) Access to Information and Records. From the date hereof until the Closing, IRG shall give APS, its counsel, accountants and other representatives access during normal business hours to all of IRG's and CNR's properties, books, records, contracts and documents, and IRG shall furnish or cause to be furnished to APS and its representatives all information with respect to the business and affairs of IRG and CNR as APS may reasonably request. During the period prior to the Closing, IRG and CNR shall give APS, its counsel, accountants and other representatives reasonable access to employees, agents and representatives for the purposes of such meetings and communications as APS reasonably desires.

         (b) Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise expressly required under this Agreement or approved in writing by APS:

                  (i) No Changes. IRG and CNR will carry on their respective businesses diligently and in the same manner as heretofore and will not make or institute any material changes in their methods of purchase, sale, management, accounting or operation.

                  (ii) Maintain Organization. IRG and CNR will take such actions as may be necessary to maintain, preserve, renew and keep in favor and effect the existence and rights of IRG and CNR and will use their best efforts to preserve the business organization of IRG and CNR intact, to keep available to APS the present officers and employees, and to preserve for APS their present relationships with suppliers and customers and others having business relationships with IRG or CNR.

                  (iii) No Breach. Neither IRG nor CNR will commit any act which constitutes a breach of any Material Contract, or of any representation, warranty, covenant or agreement made by CC Holdings or IRG herein.

                  (iv) No Increases in Compensation. Neither IRG nor CNR will grant any material increase in the salary or rates of pay of any director, officer, employee or agent, or by any means otherwise increase by any amount the benefits or compensation of any director, officer, employee or agent of either of them, other than in the ordinary course of business or pursuant to pre-existing plans.

                  (v) No Material Contracts. No contract or commitment will be entered into, and no purchase or sale of assets (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of IRG or CNR, except purchases or sales in the ordinary course of business and consistent with past practice which are not material to IRG or CNR and contracts which do not constitute Material Contracts.

                  (vi) No Termination. Neither IRG nor CNR will terminate or modify any Material Contract to which it is a party.

                  (vii) Capital Expenditures. Except for salary and other compensation expenditures, neither IRG nor CNR will make any capital expenditures or commitments in excess of One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate for additions to property or equipment or agree to make any expenditure or commitment; provided, however, that IRG and CNR will continue any existing expenditure or commitment programs in a manner consistent with the performance of such programs to date.

                  (viii) No Redemptions, Purchases or Acquisitions. IRG shall not directly or indirectly redeem, purchase or otherwise acquire the Member Interest, or any portion thereof, and shall not issue any interest in IRG.

                  (ix) No Corporate Changes. IRG shall not amend its articles of organization or the Operating Agreement. CNR will not amend its articles of incorporation or bylaws.

                  (x) Indebtedness. Neither IRG nor CNR shall create any indebtedness, other than short term indebtedness incurred in the usual and ordinary course of business consistent with past practices pursuant to existing contracts disclosed in the Disclosure Schedule.

                  (xi) Maintenance of Insurance. IRG and CNR shall maintain all of the insurance in effect with respect to their respective business operations as of the date hereof, and shall procure additional insurance, in the usual and ordinary course of business.

                  (xii) Monthly Financial Statements. Within twenty-five (25) days after the end of each calendar month, IRG shall provide APS with true and complete copies of the unaudited financial statements of IRG consisting of a balance sheet as of the end of such month and the related unaudited statements of income and changes in financial position for such month. Except as and to the extent indicated in the notes thereto, all of such financial statements shall be true, complete and accurate, prepared in accordance with the books and records of IRG and generally accepted accounting principles applied on a consistent basis, and shall fairly present, in accordance with generally accepted accounting principles, the financial position and the results of operations of IRG as of the dates and for the periods indicated.

                  (xiii) Maintenance of Property. IRG and CNR shall use, operate, maintain and repair all of their property in a normal business manner.

                  (xiv) Loans and Advances. Neither IRG nor CNR will make any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practices) to any person, including, without limitation, any officer, director or employee of IRG or CNR.

                  (xv) No Negotiations. None of Cobalt, CC Holdings, IRG or CNR will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of IRG, CNR, or IRG's or CNR's assets or business or any part thereof.

         (c) Consents. IRG will use its best efforts prior to Closing to obtain all approvals, consents and waivers from the parties set forth on Exhibit B to this Agreement that are necessary for the consummation of the transactions contemplated hereby. From the date hereof until the Closing Date, IRG shall permit APS to contact the key customers set forth on Exhibit C to this Agreement. APS hereby acknowledges and agrees that such contact shall be made jointly with IRG and shall be subject to that certain Confidentiality and Non-Disclosure Agreement, effective September 11, 2001, by and between IRG and APS Healthcare, Inc (an affiliate of APS), as if APS were a party thereto.

         (d) Employee Agreements. From the date hereof until the Closing, IRG shall use its best efforts to ensure that each of the IRG employees identified by APS, and approved by CC Holdings (whose approval shall not be unreasonably withheld), in writing after the execution of this Agreement but reasonably prior to the Closing shall execute and deliver to APS a non-compete and non-disclosure agreement (collectively the "Non-Compete and Non-Disclosure Agreements") substantially in the form attached as Exhibit D to this Agreement.

         (e) Assignment and Assumption of Leases. Prior to the Closing, IRG shall assign to CC Holdings or an affiliate thereof (and CC Holdings or an affiliate thereof shall assume from IRG) the three office space leases located at the addresses listed on Exhibit E to this Agreement, in a form and manner reasonably satisfactory to CC Holdings and APS (such assignments referred to herein as the "Lease Assignments").

         (f) Provider Reserve. Prior to the Closing, IRG shall determine the aggregate amount owed by IRG to providers as of the Closing Date, including, without limitation, amounts customarily stated on IRG's balance sheets under the liability heading "Due to Providers" (the "Provider Reserve"), which shall be reflected on the Estimated Closing Date Balance Sheet, as provided in Section 4.13(a). The Provider Reserve shall be determined using the methodology employed by Ernst and Young, LLP ("E&Y") in E&Y's most recent review of IRG's reserving practices, applied to claims and other relevant data from the period beginning on September 1, 2001 and ending on February 28, 2002, and shall equal the low end of the range of results produced by application of such methodology to such data, multiplied by one and five-hundredths percent (1.05%).

4.2.     Service Agreements

         (a) Execution and Form. At the Closing, IRG shall enter into the service agreements and the IRG service agreement amendments listed on Exhibit F to this Agreement, each in a form and manner (i) substantially similar to the form attached to Exhibit F (modified as necessary for the services provided under each such service agreement and the line of business for which such services are being performed), unless indicated otherwise on Exhibit F, and (ii) reasonably satisfactory to APS, Cobalt and the Cobalt affiliate indicated on Exhibit F as a party thereto (the "Service Agreements").

         (b) Revenue Guarantee. For the first five (5) calendar years of the initial seven (7) year term of the Service Agreements (the "Five Year Period"), Cobalt, on behalf of each of the Cobalt affiliates indicated as parties to the Service Agreements on Exhibit F, hereby guarantees that IRG shall receive the Aggregate Revenue Floor (as defined below) under the Service Agreements as provided in this Section 4.2(b). For each calendar year during the Five Year Period, Cobalt shall pay to IRG the amount, if any, by which the Aggregate Revenue Floor for such year exceeds the actual aggregate revenue earned by IRG under all Service Agreements still in effect as of the end of such year (including revenue received by, and revenue payable to, IRG for services rendered during such year) (such amount referred to herein as the "Guaranteed Revenue"). The "Aggregate Revenue Floor" for each such year shall equal the revenue projected to be earned by IRG under the Service Agreements during 2002 (excluding revenues earned from the RxCel line of business), as reflected in IRG's annual operating plan for 2002 attached as Exhibit G to this Agreement (the "2002 AOP"), multiplied by the following percentage for such year:

                 Year                          Percentage
                 2002                              90%
                 2003                              85%
                 2004                              80%
                 2005                              75%
                 2006                              70%

         For purposes of determining the Guaranteed Revenue, if any, that Cobalt shall pay to IRG for 2002, any revenue earned by IRG for services provided on or after January 1, 2002 through the Closing Date shall be included in the aggregate revenue earned by IRG under the Service Agreements for 2002. For purposes of determining the Guaranteed Revenue, if any, that Cobalt shall pay to IRG for any year during the Five Year Period, (i) any revenue earned under any Service Agreement terminated (pursuant to the terms therein) prior to the end of such year shall be excluded from the aggregate revenue earned by IRG under the Service Agreements for such year and (ii) any revenue projected to be earned by IRG under any Service Agreement so terminated shall be excluded from the projected revenue under the 2002 AOP used to calculate the Aggregate Revenue Floor for such year. The Guaranteed Revenue, if any, owed by Cobalt to IRG for each calendar year during the Five Year Period shall be determined (as provided in this Section 4.2(b)) and mutually agreed upon in good faith by Cobalt and IRG within sixty (60) days after the end of such calendar year (the "Determination Period"). Cobalt shall pay IRG the Guaranteed Revenue, if any, owed by Cobalt to IRG for any calendar year during the Five Year Period within thirty (30) days following the end of the Determination Period with respect to such year. Any payments of such Guaranteed Revenue shall, if not paid when due, accrue interest on the unpaid principal amount at the rate applicable under the Note upon an Event of Default (as defined therein) (the "Default Rate"). Such rate of interest shall begin accruing on the thirty-first (31st) day after the expiration of the Determination Period and shall be calculated on the basis of a three hundred sixty-five (365) day year and the number of days elapsed in any period.

         (c) IRG Revenue Excess. For each calendar year during the Five Year Period (as defined in Section 4.2(b)), IRG shall pay to CC Holdings an amount (referred to herein as the "Excess Service Fee") equal to the sum of:

                  (i) One and one-half percent (1.5%) of the product of (1) the Revenue Spread (as defined below) for such year, multiplied by (2) a fraction, the numerator of which shall be that portion of the Actual Revenue (as defined below) for such year which is attributable to services provided by IRG pursuant to any Service Agreement still in effect as of the end of such year under which IRG was compensated on a capitated basis and was at risk for payments to providers of clinical services, and the denominator of which shall be the Actual Revenue for such year (the "Capitated Fraction"); plus

                  (ii) Five percent (5%) of the product of (1) the Revenue Spread for such year, multiplied by (2) a fraction equal to the difference between One (1) and the Capitated Fraction.

The "Revenue Spread" for such year shall be the amount, if any by which the actual aggregate revenue earned by IRG under all Service Agreements still in effect as of the end of such year (such actual aggregate revenue for such year referred to herein as the "Actual Revenue") exceeds the Aggregate Revenue Ceiling (as defined below) for such year. The "Aggregate Revenue Ceiling" for such year shall equal the revenue projected to be earned by IRG under the Service Agreements during 2002 (excluding revenues earned from the RxCel line of business), as reflected in the 2002 AOP, multiplied by the following percentage for such year:

                      Year                          Percentage
                      2002                             110%
                      2003                             115%
                      2004                             120%
                      2005                             125%
                      2006                             130%

For purposes of determining the Excess Service Fee, if any, that IRG shall pay to CC Holdings for 2002, any revenue earned by IRG for services provided on or after January 1, 2002 through the Closing Date shall be included in the aggregate revenue earned by IRG under the Service Agreements. For purposes of determining the Excess Service Fee, if any, that IRG shall pay to CC Holdings for any year during the Five Year Period, (i) any revenue earned under any Service Agreement terminated (pursuant to the terms therein) prior to the end of such year shall be excluded from the aggregate revenue earned by IRG under the Service Agreements for such year and (ii) any revenue projected to be earned by IRG under any Service Agreement so terminated shall be excluded from the projected revenue under the 2002 AOP used to calculate the Aggregate Revenue Floor for such year. The Excess Service Fee, if any, owed by IRG to CC

Holdings for each calendar year during the Five Year Period shall be determined (as provided in this Section 4.2(c)) and mutually agreed upon in good faith by CC Holdings and IRG by the expiration of the Determination Period (as defined in Section 4.2(b)) with respect to such year. IRG shall pay CC Holdings the Excess Service Fee, if any, owed by IRG to CC Holdings for any calendar year during the Five Year Period within thirty (30) days following the end of the Determination Period with respect to such year. Any payments of such Excess Service Fee shall, if not paid when due, accrue interest on the unpaid principal amount at the Default Rate (as defined in Section 4.2(b)). Such rate of interest shall begin accruing on the thirty-first (31st) day after the expiration of the Determination Period and shall be calculated on the basis of a three hundred sixty-five (365) day year and the number of days elapsed in any period.

         4.3. Assignment and Assumption of 300 N. Executive Drive Lease. Effective as of the Closing, CC Holdings or an affiliate thereof shall assign to APS the lease for the office building located at 300 N. Executive Drive, Brookfield, Wisconsin in a form and manner reasonably satisfactory to CC Holdings and APS (such assignment referred to herein as the "Executive Drive Lease Assignment"); provided, however, that CC Holdings or an affiliate thereof shall pay APS Twenty-Nine Thousand Five Hundred Dollars ($29,500.00) by the close of the fifth working day occurring in April, May, June and July 2002 (for a total of $118,000.00) as rent abatement with respect to such lease.

         4.4. Sublease Agreement. Effective as of the Closing, Cobalt shall enter into a sublease agreement with APS substantially in the form attached as Exhibit H to this Agreement (such sublease agreement referred to herein as the "Sublease Agreement").

         4.5. Furniture. Effective as of the Closing, CC Holdings shall contribute to IRG (and IRG shall receive from CC Holdings) all of the furniture listed on Exhibit I to this Agreement (such contribution referred to herein as the "Executive Drive Furniture Contribution"). Effective as of the Closing, IRG shall distribute to CC Holdings (and CC Holdings shall receive from IRG) all of the furniture listed on Exhibit J to this Agreement (such distribution referred to herein as the "IRG Furniture Distribution"). The parties hereto hereby acknowledge and agree that any of the furniture listed on Exhibit J to this Agreement which is presently located on any portion of the Premises (as defined in the Sublease Agreement) and used by IRG in its business operations shall remain at its location, and IRG shall be entitled to the continued reasonable use of such furniture after the Closing until the termination of the Sublease Agreement.

         4.6. Telephones, Routers and Switches. Effective as of the Closing, Cobalt or an affiliate shall, at its option, (a) assign each of the leases listed on Exhibit K to this Agreement, (b) sublet the equipment leased under all such leases for the remainder of the term thereof or (c) transfer such equipment by bill of sale to IRG (and IRG shall assume such leases or sublet or receive such equipment, as the case may be) at no cost to IRG (such assignment, sublease or bill of sale referred to herein as the "Telephone Equipment Transfer"). In the event that Cobalt or an affiliate exercises either option "a" or "b" above and breaches, or has breached, any of its obligations under any of the leases listed on Exhibit K, IRG shall be entitled to cure any such breach, and Cobalt or its affiliate shall reimburse IRG for all reasonable costs and expenses incurred by IRG in curing such breach. Cobalt or its affiliate shall, if necessary at the expiration of each of such leases, transfer the equipment leased thereunder by bill of sale to IRG at no cost to IRG.

         4.7. Disclosure Schedule. From the date hereof until the Closing, CC Holdings shall have a continuing obligation to promptly notify APS in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.

         4.8. Insurance. After the Closing and until the natural expiration of each policy of insurance providing coverage to IRG and CNR, Cobalt shall notify APS if Cobalt terminates any such policy.

         4.9. Cooperation on Tax Matters. After the Closing, CC Holdings shall, at its own expense, cooperate fully with APS, as and to the extent reasonably requested by APS, in connection with the filing of any tax returns with any tax authority and any audit, appeal, hearing, litigation or other proceeding with respect to taxes which relate in any way to IRG or CNR. Such cooperation shall include the retention and (upon APS' request) provision of records and information which are reasonably relevant to any such audit, appeal, hearing, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any such records or information. CC Holdings agrees to (i) retain all books and records with respect to tax matters pertinent to IRG and CNR relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by APS, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give APS reasonable written notice prior to destroying or discarding any such books and records and, if APS so requests, allow APS to take possession of such books and records.

         4.10. Responsibility for Tax Audit Liabilities. After the Closing, IRG shall remain liable for any underpayment of taxes or other deficiency which is disclosed on item number two (2) on Schedule 2.6(c) of the Disclosure Schedule, regardless of the adequacy of any reserve or accrual with respect thereto reflected on the Estimated Closing Date Balance Sheet (as defined in Section 4.13(a)) or the balance sheet dated December 31, 2001 included in the Disclosure Schedule.

         4.11. Medical Data License. To the extent and in the same manner as used by IRG as of the Closing Date, Cobalt and its affiliates hereby grant IRG a non-exclusive, non-transferable license to use the Medical Criteria Set and the Medical Informatics (data), described in item numbers three (3) and four (4) on
Schedule 2.15(b) of the Disclosure Schedule, in IRG's business operations (the "Medical Data License"). The grant of the Medical Data License by Cobalt and its affiliates to IRG under this Section 4.11 is made at no cost to IRG, shall require no payments, including royalty payments, by IRG for the continued use of the Medical Data License, and shall be irrevocable as of the Closing. It is hereby understood and agreed that neither Cobalt nor any of its affiliates shall have any duty to update or otherwise support any of the data and information, or any associated documentation, made available to IRG under the Medical Data License. Cobalt and its affiliates shall be indemnified with respect to the Medical Data License and IRG's use thereof as provided in Section 9 of this Agreement.

         4.12. Employee Matters.

         (a) Termination Liability. Prior to the Closing, IRG shall terminate, simultaneous with the Closing, each employee listed on Exhibit L to this Agreement (collectively, the "Severed Employees") and shall pay each of the Severed Employees severance compensation, the amount of which shall be determined by IRG prior to the Closing in accordance with past practices (in the aggregate, the "Severance Compensation") (for which APS shall be responsible, as provided in Section 5.3). Prior to the Closing, IRG shall provide the Severed Employees with any termination notices required under any federal, state or local plant closing law. IRG shall be responsible for any liability arising out of or in connection with the termination of IRG employees after the Closing, including, without limitation, the payment of severance compensation (which shall be made in accordance with IRG's past practices) and the provision of termination notices and benefits under any federal, state or local plant closing law.

         (b) Service Credits. IRG shall be responsible for crediting each IRG employee for his or her time of service with IRG prior to the Closing under any employee benefit plan or arrangement sponsored by IRG or APS, or under which or to which IRG or APS contributes, after the Closing.

         (c) Retiree Health Care Benefits. IRG shall be responsible for the payment of premiums for health care insurance on behalf, and for the benefit, of former IRG employees which become due after the Closing, the liability for which is reflected on the balance sheet dated December 31, 2001 included in the Disclosure Schedule.

         (d) Kiehl Severance. IRG shall be responsible for the payment of Forty-Two Thousand Dollars ($42,000.00) in severance compensation due to Dianne Kiehl on or before March 31, 2002, which shall be made from IRG's pre-Closing earnings. CC Holdings or an affiliate thereof shall be responsible for payment of Forty-Two Thousand Dollars ($42,000.00) in severance compensation due to Dianne Kiehl on or prior to June 30, 2002.

         (e) RxCel Employees and Other Resources. After the Closing, each service agreement between IRG and Compcare and/or Cobalt or any other affiliate of Cobalt with respect to the RxCel line of business, and each service agreement assigned to and assumed by IRG with respect to such business, including, without limitation, that certain Service Agreement, effective January 1, 2001, by and between IRG and Compcare for staff time and certain specified resources, shall remain in force; provided, however, that notwithstanding anything to the contrary contained in any such agreement, (i) Compcare or such other affiliate of Cobalt that is a party thereto, shall be permitted to terminate any such agreement on sixty (60) days prior written notice and (ii) IRG shall not terminate any such agreement until January 1, 2003 and not without providing to Compcare sixty (60) days prior written notice thereof. APS and IRG shall be indemnified with respect to IRG's involvement in the RxCel line of business as provided in Section 9 of this Agreement.

         4.13. Closing Date Balance Sheet .

         (a) Estimated Closing Date Balance Sheet. Prior to Closing, IRG shall prepare an unaudited balance sheet of IRG as of the Closing Date (the "Estimated Closing Date Balance Sheet") that includes the Provider Reserve and reflects a current ratio (i.e. a ratio of current assets to current liabilities), calculated in the manner set forth on Exhibit M, that equals or exceeds One and One-Tenth (1.1) (the "Permitted Current Ratio").

         (b) Final Closing Date Balance Sheet. Within forty-five (45) days after the Closing, IRG and CC Holdings shall use their best efforts to prepare and agree upon an unaudited balance sheet of IRG as of the Closing Date, which (i) shall be prepared based on principles and in a manner followed in preparing previous IRG balance sheets and (ii) takes into account financial data relating to IRG's business operations prior to Closing, which is gathered after Closing and which may necessitate changes to estimates reflected on the Estimated Closing Date Balance Sheet, including, without limitation, data necessitating changes to the Provider Reserve (the "Final Closing Date Balance Sheet").

         (c) Resolution of Final Closing Date Balance Sheet. If IRG and CC Holdings are unable to agree on the Final Closing Date Balance Sheet within forty-five (45) days after the Closing, they shall attempt in good faith to resolve their differences within an additional fifteen (15) days. If IRG and CC Holdings are still unable to agree on the Final Closing Date Balance Sheet after the expiration of such fifteen (15) day period, then E&Y, or such other reputable accounting firm as may be agreed by IRG and CC Holdings, shall prepare the Final Closing Date Balance Sheet. The Final Closing Date Balance Sheet so prepared shall be conclusive and binding on IRG and CC Holdings.

         (d) Current Ratio Reconciliation. In the event that the current ratio (calculated in the manner set forth on Exhibit M) reflected on the Final Closing Date Balance Sheet (the "Final Current Ratio") exceeds the Permitted Current Ratio, IRG shall immediately transfer to CC Holdings cash in the form of a certified or bank cashier's check payable to CC Holdings or, at CC Holdings' option, by wire transfer of immediately available funds to an account designated by CC Holdings, such that the Final Current Ratio (calculated after the Final Closing Date Balance Sheet is adjusted to reflect the receipt of such cash) equals the Permitted Ratio. In the event that the Final Current Ratio is less than the Permitted Ratio, CC Holdings shall immediately transfer to IRG cash in the form of a certified or bank cashier's check payable to IRG or, at IRG's option, by wire transfer of immediately available funds to an account designated by IRG, such that the Final Current Ratio (calculated after the Final Closing Date Balance Sheet is adjusted to reflect the receipt of such cash) equals the Permitted Ratio.

5.       COVENANTS OF APS

         5.1. Assignment and Assumption of 300 N. Executive Drive Lease. Effective as of the Closing, APS shall assume from CC Holdings or an affiliate thereof the lease for the office building located at 300 N. Executive Drive, Brookfield, Wisconsin by entering into the Executive Drive Lease Assignment.

         5.2. Sublease Agreement. Effective as of the Closing, APS shall enter into the Sublease Agreement with Cobalt.

         5.3. Severance. Prior to the Closing, APS shall reimburse IRG for the Severance Compensation paid by IRG to the Severed Employees. In addition to the Severance

Compensation, APS shall be responsible for all other liabilities arising out of or in connection with the termination of the Severed Employees.

         5.4. Financing Amendments. Prior to the Closing, the CapitalSource Credit Agreement and the CanPartners Note Purchase Agreement (each as defined in the Note) and any other documents and instruments relating to the financing arrangements of APS and its affiliates shall be amended in a form and manner reasonably satisfactory to CC Holdings and APS to give full force and effect to the Note such that the execution, delivery and performance of the Note by APS does not result in a default or breach under any such financing arrangement, including, without limitation, to permit payments by APS under the Note in the event that APS is not in breach of its other obligations to the Senior Lenders (as defined in the Note) and as otherwise permitted under the Note (the "Financing Amendments").

         5.5. Cooperation on Tax Matters. After the Closing, APS shall, at its own expense, cooperate, and cause IRG to cooperate, fully with CC Holdings, as and to the extent reasonably requested by CC Holdings, in connection with the filing of any tax returns with any tax authority and any audit, appeal, hearing, litigation or other proceeding with respect to taxes which relate in any way to IRG or CNR. Such cooperation shall include the retention and (upon CC Holdings' request) provision of records and information which are reasonably relevant to any such audit, appeal, hearing, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any such records or information. APS agrees to do the following and to cause IRG and CNR to do the following: (i) retain all books and records with respect to tax matters pertinent to IRG and CNR relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by CC Holdings, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give reasonable written notice prior to destroying or discarding any such books and records and, if CC Holdings so requests, allow CC Holdings to take possession of such books and records.

6.       CONDITIONS PRECEDENT TO APS' OBLIGATIONS

         Each and every obligation of APS to be performed on the Closing Date shall be subject to the satisfaction, prior to or at the Closing, of each of the following conditions:

         6.1. Representations and Warranties True on the Closing Date. The representations and warranties made by CC Holdings and IRG in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by CC Holdings or IRG pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by APS.

         6.2. Compliance With Agreement. CC Holdings and IRG shall have performed and complied with all of their respective agreements and obligations under this Agreement which are to be performed or complied with prior to or on the Closing Date, including the delivery of the Closing documents specified in
Section 8.1.

         6.3. Absence of Suit. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against APS, CC Holdings, IRG or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any such transactions.

         6.4. Consents and Approvals. All approvals, consents and waivers required from the parties set forth on Exhibit B to this Agreement that are necessary for the consummation of the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to APS. A response from each of the parties set forth on Exhibit C to this Agreement reasonably indicating that such party will continue its business relationship with IRG after the Closing shall have been received by APS.

         6.5. Board of Directors Approval. The Board of Directors of APS shall have approved the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered to APS pursuant hereto, and the consummation of the transactions contemplated hereby and thereby.

7.       CONDITIONS PRECEDENT TO CC HOLDINGS' OBLIGATIONS

         Each and every obligation of CC Holdings to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

         7.1. Representations and Warranties True on the Closing Date. The representations and warranties made by APS in this Agreement shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

         7.2. Compliance With Agreement. APS shall have performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by APS prior to or on the Closing Date, including the delivery of the Closing documents specified in Section 8.2.

         7.3. Absence of Suit. No action suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against APS, CC Holdings, IRG or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any such transactions.

         8.       CLOSING

         The Closing of this transaction (the "Closing") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, at 9:00 A.M., CST, on March 29, 2002, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

         8.1. Documents to be Delivered by CC Holdings. At the Closing, CC Holdings shall deliver to APS the following documents:

         (a) Member Interest. The assignment(s) or certificate(s) for the Member Interest in the form and manner required under Section 1.1 hereof.

         (b) Compliance Certificate. A certificate signed by CC Holdings that the representations and warranties made by CC Holdings in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except as disclosed in the Disclosure Schedule, permitted by the terms of this Agreement, or consented to in writing by APS), and that CC Holdings has performed and complied with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

         (c) Organizational Documents. A copy of the articles of organization of IRG and the Operating Agreement certified by the secretary of IRG. A copy of the articles of incorporation and bylaws of CNR certified by the secretary of CNR.

         (d) Assignment and Assumption of Operating Agreement. An agreement under which CC Holdings assigns to APS, and APS assumes from CC holdings, all of CC Holdings' rights, duties and obligations under the Operating Agreement, effective as of the Closing (the "Operating Agreement Assignment"), duly executed by CC Holdings and IRG.

         (e) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to APS pursuant to the terms hereof.

         (f) Removal of Officers and Directors. Written removal of the officers of IRG by the directors of IRG and written removal of the directors of IRG by CC Holdings.

         (g) Lease Assignments. The Lease Assignments duly executed by CC Holdings or its affiliate and IRG.

         (h) Sublease Agreement. The Sublease Agreement duly executed by Cobalt.

         (i) Executive Drive Lease Assignment. The Executive Drive Lease Assignment duly executed by CC Holdings or its affiliate.

         (j) Service Agreements. The Service Agreements duly executed by the appropriate parties.

         (k) Furniture Contributions and Distributions. The Executive Drive Furniture Contribution and the IRG Furniture Distribution each duly executed and certified by the secretary of CC Holdings and IRG, respectively.

         (l) Telephone Equipment Transfer. The Telephone Equipment Transfer duly executed by CC Holdings.

         (m) Closing Date Balance Sheet. The Estimated Closing Date Balance
Sheet.

         (n) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Cobalt, CC Holdings and IRG, dated as of the Closing Date, addressed to APS substantially in the form attached hereto as Exhibit N.

         (o) Other Documents. All other documents, instruments or writings required to be delivered to APS at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as APS may reasonably request.

         8.2. Documents to be Delivered by APS. At the Closing, APS shall deliver to CC Holdings the following documents:

         (a) Purchase Price. The Cash and the Note (duly executed by APS) in the form and manner required under Sections 1.3(a) and 1.3(b) hereof, respectively.

         (b) Compliance Certificate. A certificate signed by the chief executive officer of APS that the representations and warranties made by APS in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by CC Holdings), and that APS has performed and complied with all of APS' obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

         (c) Certified Resolutions. A certified copy of the resolutions of the board of directors of APS authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

         (d) Assignment and Assumption of Operating Agreement. The Operating Agreement Assignment duly executed by APS.

         (e) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to CC Holdings pursuant to the terms hereof.

         (f) Executive Drive Lease Assignment. The Executive Drive Lease Assignment duly executed by APS.

         (g) Sublease Agreement. The Sublease Agreement duly executed by APS.

         (h) Financing Amendments. The Financing Amendments duly executed by the appropriate parties.

         (i) Opinion of Counsel. A written opinion of Epstein, Becker & Green, P.C., counsel to APS, dated as of the Closing Date, addressed to APS substantially in the form attached hereto as Exhibit O to this Agreement.

         (j) Other Documents. All other documents, instruments or writings required to be delivered to CC Holdings at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as CC Holdings may reasonably request.

9.       INDEMNIFICATION

         9.1. By Cobalt and CC Holdings. Subject to the terms and conditions of this Section 9, Cobalt and CC Holdings hereby agree to jointly and severally indemnify, defend and hold harmless APS from, for and against all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, awards, settlements, costs, penalties and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses ("Claims"), asserted against, resulting to, imposed upon or incurred by APS, directly or indirectly, by reason of or resulting from:

         (a) the falsity or breach of any representation, warranty or covenant of CC Holdings or IRG contained herein or made pursuant to this Agreement;

         (b) the three office space leases for the property located at the addresses listed on Exhibit E to this Agreement (except as otherwise expressly provided in this Agreement or the Sublease Agreement) and IRG's involvement in the RxCel line of business, including, without limitation, Claims arising out of IRG's employment of RxCel personnel, if not caused by the negligent acts, errors or omissions of IRG after the Closing or of APS (the "Excluded Leases and Operations");

         (c) IRG's failure to hold a certificate of authority to do business in Illinois for the period prior to Closing and a reasonable time thereafter;

         (d) IRG's failure, if any, to be licensed to perform utilization review services in Nevada during the period beginning on March 1, 2002 and ending a reasonable time after Closing;

         (e) IRG's failure to be licensed to perform third party administration services in Florida for the period prior to Closing and a reasonable time thereafter;

         (f) IRG's failure to be licensed as a Division of Workers Compensation Qualified Rehab Provider in Florida for the period prior to Closing and a reasonable time thereafter; and

         (g) IRG's failure to hold occupational licenses with respect to its office building in Broward County, Florida for the period prior to Closing and a reasonable time thereafter.

(the matters enumerated in Sections 9.1(c), 9.1(d), 9.1(e), 9.1(f) and 9.1(g) above referred to herein as the "Licensing Failures").

         9.2. By APS. Subject to the terms and conditions of this Section 9, APS hereby agrees to indemnify, defend and hold harmless Cobalt and CC Holdings, from, for and against all Claims asserted against, resulting to, imposed upon or incurred by Cobalt or CC Holdings, directly or indirectly, respectively, by reason of or resulting from (a) the falsity or breach of any representation, warranty or covenant of APS contained herein or made pursuant to this Agreement and (b) IRG's use of the Medical Data License or any data and information, or any associated documentation, made available to IRG under the Medical Data License.

         9.3. Conditions of Indemnification. The obligations and liabilities of any party to indemnify the other under this Section 9 shall be subject to the following terms and conditions:

         (a) Notice and Defense. The party to be indemnified (the "Indemnified Party") will give the other party (the "Indemnifying Party") notice of any Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Section 9, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

         (b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any Claim, fails to defend such Claim, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

         (c) Indemnified Party's Rights. Anything in this Section 9.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Claim.

         9.4. Limitations on Indemnification.

         (a) Time Limitation. No claim or action shall be brought under this
Section 9 for breach of a representation or warranty after the lapse of eighteen
(18) months following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

                  (i) There shall be no time limitation on claims or actions brought (a) for breach of any covenant made by any party in or pursuant to this Agreement and (b) with respect to the Excluded Leases and Operations, and each party to this Agreement waives all applicable statutory limitation periods with respect thereto.

                  (ii) Any claim or action brought for breach of any representation, warranty or covenant made in or pursuant to Sections 2.6, 4.9, 4.10 or 5.5 may be brought at any time until the underlying tax obligation(s) is barred by the applicable period of limitation under federal and state laws relating thereto (as such period(s) may be extended by waiver).

                  (iii) Any claim made by a party hereunder for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

         (b) Amount Limitation. Except for Cobalt's and CC Holdings' indemnification obligations with respect to the breach of the representations and warranties contained in Section 2.17 and the Excluded Leases and Operations (which shall be enforceable without regard to the Minimum Claim Amount provided herein), an Indemnified Party shall not be entitled to indemnification under this Section 9 for breach of a representation, warranty or covenant, unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Section 9 (but for this Section 9.4(b)) exceeds One Hundred Thousand Dollars ($100,000.00) (the "Minimum Claim Amount"). In determining whether the Minimum Claim Amount has been satisfied, (i) the Indemnifying Party's indemnification obligations with respect to breaches of representations, warranties and covenants involving materiality qualifiers shall be included in the calculation of the Minimum Claim Amount and (ii) the amount of any such obligation shall be determined without regard to the Threshold Amount (as defined in Section 11.2). In the event that an Indemnifying Party's aggregate indemnification obligations (but for this Section 9.4(b)) exceed the Minimum Claim Amount, the Indemnifying Party shall be obligated to indemnify the Indemnified Party under this Section 9 only for the aggregate of such obligations in excess of the Minimum Claim Amount, and the total amount paid to an Indemnified Party by an Indemnifying Party under this Section 9 (including amounts paid with respect to the Excluded Leases and Operations by Cobalt and CC Holdings as the Indemnifying Party) shall be subject to an aggregate cap or limit of Seventeen Million Dollars ($17,000,000.00); provided, however, that such cap or limit shall increase to Twenty-Seven Million Dollars ($27,000,000.00) when the principal amount due under the Note is paid in full by APS.

10.      TERMINATION AND ABANDONMENT

         10.1. Termination Events. This Agreement may be terminated at any time prior to the Closing:

         (a) By mutual agreement of CC Holdings and APS;

         (b) By APS, if there has been a material violation or breach by CC Holdings of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing or if there has been a material failure of satisfaction of a condition to the obligations of APS hereunder which has not been waived in writing;

         (c) By CC Holdings, if there has been a material violation or breach by APS of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing or if there has been a material failure of satisfaction of a condition to the obligations of CC Holdings hereunder which has not been waived in writing;

         (d) By any party hereto if the Closing shall not have occurred on or before March 31, 2002.

11.      MISCELLANEOUS

         11.1. Disclosure Schedule. The Schedules (the "Disclosure Schedule") have been executed by CC Holdings, IRG and APS and dated and delivered to each other on the date of this Agreement. Any information set forth in the Disclosure Schedule shall be deemed to be disclosed with respect to all sections of the Disclosure Schedule.

         11.2. Materiality. Unless and only as otherwise expressly defined in this Agreement, wherever used herein, the words "material" or "materially" shall mean or refer to any matter which involves, imposes or requires a cost or expenditure, or would involve, impose or require a cost or expenditure, in excess of Fifty Thousand Dollars ($50,000.00) (the "Threshold Amount").

         11.3. Knowledge. Wherever used in this Agreement, the word "knowledge" shall mean:

         (a) CC Holdings and IRG. With respect to CC Holdings, IRG and CNR, actual knowledge of James E. Hartert, Tammie S. Miller and David R. Schlidt, or knowledge that such individuals should have through due inquiry and reasonable review of materials and information accessible to them in the normal performance of their responsibilities for APS.

         (b) APS. With respect to APS, actual knowledge of Ken Kessler, Paul Barnes, Vince Achilarre and Laura Tarantino, or knowledge that such individuals should have through due inquiry and reasonable review of materials and information accessible to them in the normal performance of their responsibilities for APS.

         11.4. Further Assurance. From time to time, each of the parties to this Agreement shall execute and deliver to the other parties hereto such documents and take such other actions as may be necessary or desirable, or as any of the other parties hereto may reasonably request, in order to carry out the terms of this Agreement and any other agreement or instrument contemplated hereunder.

         11.5. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and assigns of each of the parties hereto. None of the parties hereto shall assign, transfer or convey all or any portion of this Agreement or their respective rights or obligations hereunder, either directly or indirectly, without the prior written consent of the other parties hereto.

         11.6. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the laws of the State of Wisconsin. Each party to this Agreement hereby consents to personal jurisdiction over itself in state or federal court within Wisconsin.

         11.7. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this

Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and
(d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

         11.8. Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         11.9. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

         (a) If to APS, to:

             Kenneth A. Kessler, M.D.
             6705 Rockledge Drive, Suite 200
             Bethesda, MD 20817
             Phone: (301) 571-0633
             Fax: (301) 493-0777

             (with a copy to)

             Laura Tarantino, J.D.
             6705 Rockledge Drive, Suite 200
             Bethesda, MD 20817
             Phone: (301) 571-0633
             Fax: (301) 493-0777

or to such other person or address as APS shall furnish.

         (b) If to CC Holdings, to:

             Michael E. Bernstein
             20855 Watertown Road, Suite 140
             Waukesha, WI  53186
             Phone: (262) 785-7800
             Fax: (262) 785-7802

             (with a copy to)

             Kevin G. Fitzgerald
             Foley & Lardner
             777 E. Wisconsin Avenue
             Milwaukee, WI  53202-5367
             Phone: (414) 297-5841
             Fax: (414) 297-4900
or to such other person or address as CC Holdings shall furnish.

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this section, such communication shall be deemed delivered the next business day after transmission and sender shall bear the burden of proof of delivery (which, if notice is transmitted by facsimile, shall be met by facsimile confirmation); if sent by overnight courier pursuant to this section, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this section, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

         11.10. Announcements. Announcements concerning the transactions provided for in this Agreement by any of the parties hereto shall be subject to the approval of the other parties hereto in all essential respects, except as may be required by law.

         11.11. Expenses. Each of the parties hereto shall bear its own costs and expenses and the costs and expenses of its counsel and other agents in connection with the transactions contemplated hereby.

         11.12. Entire Agreement. This Agreement and the agreements and instruments contemplated hereunder embody the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein or therein.

         11.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.14. Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                       APS HEALTHCARE BETHESDA, INC.



                                       By: /s/
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


                                       CC HOLDINGS, LLC



                                       By: /s/
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


                                       INNOVATIVE RESOURCE GROUP, LLC



                                       By: /s/
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


                                       COBALT CORPORATION (as to Sections
                                       4.1(b)(xv), 4.2, 4.4, 4.6, 4.8, 4.11,
                                       4.12(e), 9, 10 and 11)



                                       By: /s/
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------